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EXHIBIT 16



October 29, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated October 29, 1997, of SLM Holding Corporation and are in agreement with the statements contained in the five paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                        /s/ Ernst & Young LLP





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